Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Bancshares of Jackson Hole INCORPORATED

and

NATIONAL BANK HOLDINGS CORPORATION,

Dated as of March 31, 2022

Page

ARTICLE ITHE MERGER1

1.1The Merger1

1.2Effective Time2

1.3Effects of the Merger2

1.4Conversion of Company Common Stock2

1.5Treatment of Company Stock Options3

1.6Certificate of Incorporation and Bylaws of Surviving Corporation4

1.7Tax Consequences4

1.8Bank Merger4

1.9Principal Executive Offices of Surviving Corporation5

1.10Dissenting Shareholders5

ARTICLE IIEXCHANGE OF SHARES5

2.1Purchaser to Make Exchange Fund Available5

2.2Exchange of Shares5

ARTICLE IIIREPRESENTATIONS AND WARRANTIES OF COMPANY8

3.1Corporate Organization8

3.2Capitalization10

3.3Authority; No Violation11

3.4Consents and Approvals12

3.5Reports13

3.6Financial Statements13

3.7Broker’s Fees14

3.8Absence of Certain Changes or Events15

3.9Legal Proceedings15

3.10Taxes and Tax Returns15

3.11Employee Benefits; Employees17

3.12Fiduciary Activities21

3.13Compliance with Applicable Law21

3.14Certain Contracts23

3.15Agreements with Regulatory Agencies25

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3.16Risk Management Instruments25

3.17Environmental Matters26

3.18Investment Securities and Commodities26

3.19Real Property27

3.20Intellectual Property27

3.21Related Party Transactions28

3.22State Takeover Laws28

3.23Reorganization28

3.24Opinion28

3.25Company Information29

3.26Loan Portfolio29

3.27Insurance30

3.28Data Protection and Privacy30

3.29Information Security31

3.30Marijuana Business33

3.31Mortgage Banking Business33

3.32Subordinated Indebtedness34

3.33No Other Representations or Warranties34

ARTICLE IVREPRESENTATIONS AND WARRANTIES OF PURCHASER34

4.1Corporate Organization35

4.2Capitalization35

4.3Authority; No Violation37

4.4Consents and Approvals37

4.5Reports38

4.6Financial Statements38

4.7Broker’s Fees40

4.8Absence of Certain Changes or Events40

4.9Legal Proceedings40

4.10Taxes and Tax Returns41

4.11SEC Reports42

4.12Compliance with Applicable Law42

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4.13Certain Contracts43

4.14Agreements with Regulatory Agencies43

4.15State Takeover Laws44

4.16Reorganization44

4.17Purchaser Information44

4.18Information Security44

4.19Funding44

4.20Vote/Approval Required44

4.21No Other Representations or Warranties45

ARTICLE VCOVENANTS RELATING TO CONDUCT OF BUSINESS45

5.1Conduct of Business Prior to the Effective Time45

5.2Company Forbearances46

5.3Purchaser Forbearances49

ARTICLE VIADDITIONAL AGREEMENTS50

6.1Shelf Registration50

6.2Regulatory Matters53

6.3Access to Information54

6.4Shareholder Approval55

6.5Legal Conditions to Merger56

6.6Stock Exchange Listing57

6.7Employee Benefit Plans57

6.8Indemnification; Directors’ and Officers’ Insurance60

6.9Additional Agreements61

6.10Advice of Changes61

6.11Dividends62

6.12Other Pre-Closing Covenants62

6.13Acquisition Proposals62

6.14Public Announcements63

6.15Change of Method64

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6.16Restructuring Efforts64

6.17Takeover Statutes64

6.18Assumption of Company Debt65

6.19Bank Merger65

6.20Trust Company Subsidiary65

ARTICLE VIICONDITIONS PRECEDENT65

7.1Conditions to Each Party’s Obligation To Effect the Merger65

7.2Conditions to Obligations of Purchaser66

7.3Conditions to Obligations of Company67

ARTICLE VIIITERMINATION AND AMENDMENT68

8.1Termination68

8.2Effect of Termination69

8.3Amendment71

8.4Extension; Waiver71

ARTICLE IXHOLDBACK AND INDEMNITY71

9.1Escrow of Holdback Amount71

9.2Survival of Certain Representations and Warranties72

9.3Indemnification by Company72

9.4Reserved72

9.5Mitigation73

9.6Certain Limitations73

9.7Sole Remedy73

9.8Single Recovery73

9.9Materiality73

9.10Company Representative74

9.11Powers of Company Representative74

9.12Reserved75

ARTICLE XGENERAL PROVISIONS75

10.1Closing75

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10.2Non-survival of Representations, Warranties and Agreements75

10.3Expenses75

10.4Notices75

10.5Interpretation76

10.6Counterparts77

10.7Entire Agreement77

10.8Governing Law; Jurisdiction77

10.9Waiver of Jury Trial78

10.10Assignment; Third Party Beneficiaries78

10.11Specific Performance79

10.12Severability79

10.13Delivery by Facsimile or Electronic Transmission79

Exhibit A -Form of Voting and Support Agreement

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INDEX OF DEFINED TERMS

 Page Page

280G Approval60

Acquisition Proposal63

affiliate77

Agency33

Agreement1

Bank Merger4

Bank Merger Certificates4

Bank Regulatory Applications53

BHC Act8

business day77

Cancelled Shares2

CARES Act23

Cash Consideration2

CDOB12

certificates5

Certificates5

Certificates of Merger2

Chosen Courts78

CIC Payment59

Closing75

Closing Date75

Code1

Company1

Company 401(k) Plan18

Company Articles9

Company Bank4

Company Benefit Plans17

Company Bylaws9

Company Closing Common Equity3

Company Common Stock2

Company Contract25

Company Data31

Company Disclosure Schedule8

Company ERISA Affiliate17

Company Indemnified Parties60

Company Leased Properties27

Company Meeting55

Company Non-Voting Common Stock10

Company Owned Properties27

Company Privacy Policies31

Company Qualified Plans18

Company Real Property27

Company Regulatory Agreement25

Company Reports14

Company Representative74

Company Stock Option4

Company Stock Plans4

Company Subsidiary9

Confidentiality Agreement55

Consideration Adjustment3

Consideration Adjustment Schedule3

Continuing Employee57

DGCL1

Diluted Common Shares Outstanding3

dollars77

Effective Time2

Enforceability Exceptions12

Environmental Laws26

ERISA17

Escrow Account71

Escrow Agent71

Escrow Agreement71

Estimate of Unresolved Claims72

Exchange Act28

Exchange Agent5

Exchange Fund5

Exchange Ratio3

Expense Escrow71

FDIC10

Federal Reserve Board12

FinCEN33

GAAP9

Governmental Entity13

Holdback Amount71

Holder5

Holders5

Information Security Program31

Insurer34

Intellectual Property28

IRS16

knowledge77

Liens11

Loan Investor34

Loans29

Loss72

Losses72

made available77

Malicious Code32

Marijuana Businesses33

Marijuana Priority33

Marijuana Termination33

Material Adverse Effect8

Materially Burdensome Regulatory Condition54

Merger1

Merger Consideration2

Merger Option Price Per Share4

Minimum Common Equity3

Minority Interest62

Multiemployer Plan18

Multiple Employer Plan19

New Plans57

NYSE7

Option Consideration4

Pandemic9

Pandemic Measures9

Per Share Cash Amount3

Permitted Encumbrances27

person77

Personal Data22

PPACA18

Premium Cap61

Privacy Requirements30

Proxy Statement55

Purchaser1

Purchaser Bank4

Purchaser Common Stock2

Purchaser Contract43

Purchaser Disclosure Schedule35

Purchaser Equity Awards36

Purchaser Indemnitees72

Purchaser Non-Voting Common Stock35

Purchaser Preferred Stock35

Purchaser Regulatory Agreement43

Purchaser Reports42

Purchaser Restricted Stock Award36

Purchaser Stock Options36

Purchaser Stock Plans36

Purchaser Subsidiary35

Regulatory Agencies13

Representatives62

Requisite Company Vote12

Requisite Regulatory Approvals54

SAR33

SEC13

Securities Act42

Security Breach32

SRO13

Stock Consideration2

Subsidiary9

Survival Period72

Surviving Corporation1

Takeover Statutes28

Tax16

Tax Return17

Taxes16

Termination Date68

Termination Fee70

Total Payments59

Unresolved Claims72

Voting and Support Agreements1

Waived 280G Benefits59

WBCA1

WDOB12

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 31, 2022 (this “Agreement”), by and between Bancshares of Jackson Hole Incorporated, a Wyoming corporation (“Company”), and National Bank Holdings Corporation, a Delaware corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Purchaser and Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Company will, subject to the terms and conditions set forth herein, merge with and into Purchaser (the “Merger”), so that Purchaser is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, as an inducement for Purchaser to enter into this Agreement, certain shareholders, directors and executive officers of Company, in their capacity as shareholders, have simultaneously herewith entered into a voting and support agreement (collectively, the “Voting and Support Agreement”), in connection with the Merger, substantially in the form attached hereto as Exhibit A; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER
1.1The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Wyoming Business Corporation Act (the “WBCA”), at the Effective Time, Company shall merge with and into Purchaser.  Purchaser shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware.  Upon consummation of the Merger, the separate corporate existence of Company shall terminate.

1.2Effective Time. The Merger shall become effective as set forth in the certificate of merger that shall be filed with the Secretary of State of the State of Delaware and the certificate of merger that shall be filed with the Secretary of State of the State of Wyoming on the Closing Date (together, the “Certificates of Merger”). The term “Effective Time” shall mean the date on and time at which the Merger becomes effective as set forth in the Certificates of Merger.
1.3Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.
1.4Conversion of Company Common Stock.
(a)No Effect on Purchaser Common Stock. Each share of voting common stock of Purchaser (the “Purchaser Common Stock”) outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
(b)Conversion of Company Common Stock. Each share of voting or non-voting common stock of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) shall, subject to Section 2.2(a), be converted into the right to receive, without interest, the following consideration (the “Merger Consideration”): (i) an amount in cash equal to Per Share Cash Amount (the “Cash Consideration”) and (ii) a number of validly issued, fully paid and non-assessable shares of Purchaser Common Stock equal to the Exchange Ratio (the “Stock Consideration”). The Cash Consideration shall be subject in all respects to the Consideration Adjustment.
(c)Cancellation of Certain Shares of Company Common Stock. All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned (directly or indirectly) by Purchaser or Company or held in treasury by Company (other than (i) shares of Company Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares of Company Common Stock held, directly or indirectly, by Purchaser or Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).
(d)Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger

Consideration and other dependent items, as applicable, to give the Holders the same economic effect as contemplated by this Agreement prior to such event.
(e)For purposes of this Agreement, the following terms shall have the following meanings:
(i)“Company Closing Common Equity” shall mean the Company’s common equity, calculated on the last day of the month immediately preceding the Closing (or as otherwise agreed by the parties), as determined from financial statements of the Company, prepared in accordance with Section 3.6, and as agreed between Purchaser and Company. Company Closing Common Equity shall include the impact of any gains or losses on available for sale securities and exclude (i) any transaction-related costs and expenses incurred by Company in connection with the Merger and (ii) the impact of the aggregate amounts paid to acquire the Minority Interest as contemplated by Section 6.12.
(ii)“Consideration Adjustment” shall mean an adjustment to each of the Cash Consideration and the Option Consideration if, and only if, the Company Closing Common Equity is less than the Minimum Common Equity, whereby each of the Cash Consideration and the Option Consideration shall be reduced by (i) the excess of the Minimum Common Equity over the Company Closing Common Equity, divided by (ii) the Diluted Common Shares Outstanding.  It is expressly understood and agreed that in implementing the Consideration Adjustment, if any, the amount of consideration to be delivered shall be reduced on a per share basis so as to give effect to the aggregate adjustments contemplated hereby. In the event of a Consideration Adjustment, reasonably in advance of the Effective Time, the Purchaser shall prepare a “Consideration Adjustment Schedule” which shall illustrate the calculations of the adjusted Cash Consideration and adjusted Option Consideration after giving effect to the Consideration Adjustment, and such schedule shall be subject to the Company’s agreement, not to be unreasonably withheld.
(iii)“Diluted Common Shares Outstanding” shall mean the sum of the shares of Company Common Stock and Company Stock Options, in each case issued and outstanding immediately prior to the Effective Time.
(iv)“Exchange Ratio” shall mean 34.2382.
(v)“Minimum Common Equity” shall mean $123,000,000 less any transaction-related costs and expenses incurred by Company in connection with the Merger, as agreed by Purchaser and Company.
(vi)“Per Share Cash Amount” shall mean $370.03.
1.5Treatment of Company Stock Options.
(a)At the Effective Time, each option granted by Company to purchase shares of Company Common Stock under a Company Stock Plan (as defined below),

that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall without any further action on the part of any holder thereof, be cancelled and converted into the right to receive cash in the amount equal to the excess, if any, of Merger Option Price Per Share over the exercise price per share of Company Common Stock subject to such Company Stock Option (the “Option Consideration”). The Option Consideration payable hereunder shall be subject in all respects to the Consideration Adjustment. The Surviving Corporation shall pay the cash amounts described in this Section 1.5(a), net of applicable tax withholdings, within five (5) business days following the Closing Date. Company shall, prior to the Closing Date, make any amendments to the agreements under the Company Stock Plans, pursuant to which Company Stock Options were granted, that are necessary to effectuate the provisions of this Section 1.5(a).
(b)For purposes of this Agreement, the following terms shall have the following meanings:
(i)“Company Stock Plans” shall mean the Bancshares of Jackson Hole Incorporated Non-Qualified Stock Option Plan effective as of April 1, 2019, and the Bancshares of Jackson Hole Incorporated Non-Qualified Stock Option Plan effective as of April 1, 2021, and all other employee and director equity incentive plans or agreements of Company as of the date of this Agreement.
(ii)“Merger Option Price Per Share” shall mean $1,850.15.
1.6Certificate of Incorporation and Bylaws of Surviving Corporation.  At the Effective Time, the certificate of incorporation of Purchaser in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms of such bylaws.
1.7Tax Consequences.  The parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is hereby adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
1.8Bank Merger.  Subsequent to the Effective Time, Bank of Jackson Hole (the “Company Bank”) may merge (the “Bank Merger”) with and into NBH Bank (the “Purchaser Bank”). The parties agree that the Bank Merger would become effective at a time after the Effective Time as determined by the Board of Directors of the Surviving Corporation. Purchaser Bank would be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Company Bank would cease. The Bank Merger would be implemented pursuant to a bank merger agreement, in a form to be specified by Purchaser, and Purchaser would cause the Company Bank and the Purchaser Bank, respectively, to execute such plan of merger and such usual and customary certificates of merger (the “Bank Merger Certificates”) and such other documents and certificates as are necessary to effectuate the Bank Merger at a time determined pursuant to this Section 1.8.

1.9Principal Executive Offices of Surviving Corporation.  The principal executive offices of Purchaser as of the date of this Agreement shall be the principal executive offices of the Surviving Corporation.
1.10Dissenting Shareholders.  Notwithstanding anything in this Agreement to the contrary, any holder of Company Common Stock who strictly complies with the procedural requirements of Section 1301 et. seq. of the WBCA will be entitled to receive payment of the fair cash value of his or her shares of Company Common Stock; provided, however, that if such holder fails in any respect to strictly comply with the procedural requirements of the WBCA, such holder will be entitled only to receive the consideration described in Section 1.4(b).  The Company will give prompt written notice to Purchaser of any communications received from any shareholder of Company related to the exercise of, or indicating an intent to exercise, dissenting shareholder rights.
ARTICLE II
EXCHANGE OF SHARES
2.1Purchaser to Make Exchange Fund Available. At or prior to the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with an exchange agent designated by Purchaser and reasonably acceptable to Company (the “Exchange Agent”), for the benefit of the holders of stock certificates which, immediately prior to the Effective Time, represented shares of Company Common Stock (the “Certificates”), for exchange in accordance with this ARTICLE II (i) evidence of shares in book entry form (collectively, referred to herein as “certificates”), representing the aggregate Stock Consideration, less the Holdback Amount, (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.2(e)) (together, the “Exchange Fund”), to be issued and paid pursuant to this Agreement in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Purchaser; provided, that no such investment or losses thereon shall affect the consideration payable to the holders of Certificates or the obligation of Purchaser to pay the Cash Consideration. Any interest and other income resulting from such investments shall be paid to Purchaser.
2.2Exchange of Shares.
(a)Prior to the Effective Time, Purchaser shall cause the Exchange Agent to mail to each holder of record of one or more Certificates (each, a “Holder” and together, the “Holders”) as of the business day prior to such mailing, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration (less the pro rata adjustment for the Holdback Amount from the Stock Consideration, as provided herein) and any cash in lieu of fractional shares of

Purchaser Common Stock, which the Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 2.2(b).  As soon as reasonably practicable following the Effective Time, the Exchange Agent will mail such transmittal materials to each Holder of record of Company Common Stock as of immediately prior to the Effective Time (other than Holders who were mailed transmittal materials in accordance with the preceding sentence).  Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the Holder shall be entitled to receive in exchange for its Certificate or Certificates, as applicable, (i) (A) a certificate representing that number of whole shares of Purchaser Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of ARTICLE I, less the pro rata Holdback Amount applicable to such Holder, and (B) a check representing the amount of (x) Cash Consideration which such Holder has the right to receive in respect of the Certificate pursuant to Section 1.4, less the pro rata Expense Escrow applicable to such Holder,  (y) any cash in lieu of fractional shares which such Holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this ARTICLE II and (z) any dividends or distributions which the Holder thereof has the right to receive pursuant to this Section 2.2.  No interest will be paid or accrued on any cash in lieu of fractional shares payable to Holders of Certificates.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2. Following the expiration of the Survival Period and the satisfaction of any Losses in accordance with ARTICLE IX and the Escrow Agreement, all of the remaining Holdback Amount, if any, shall be paid to Holders who properly surrendered their Certificate or Certificates as contemplated by this ARTICLE II and in proportion to the Stock Consideration otherwise received hereunder, and the Expense Escrow will be paid to Holders in like manner under the terms of the escrow agreement governing such Expense Escrow
(b)No dividends or other distributions declared with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this ARTICLE II.  After the surrender of a Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Purchaser Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive.
(c)If any certificate representing shares of Purchaser Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Purchaser Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for (i) the Merger Consideration and (ii) any cash in lieu of fractional shares or in respect of dividends or distributions as provided in this ARTICLE II.
(e)Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser.  In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the daily closing-sale prices of Purchaser Common Stock on the New York Stock Exchange (“NYSE”) for the five (5) full trading days ending on the day immediately preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.
(f)Except for the Holdback Amount, any portion of the Exchange Fund that remains unclaimed by the former shareholders of Company for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation.  Any portion of the Holdback Amount that remains unclaimed by the former shareholders of Company for twelve (12) months after the later of (i) the expiration of the Survival Period shall be paid to the Surviving Corporation or (ii) the final satisfaction of all Unresolved Claims as contemplated by Section 9.12 shall be paid to the Surviving Corporation.  Any former shareholders of Company who have not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration and cash in lieu of any fractional shares or shares of Purchaser Common Stock, as applicable, and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each former share of Company Common Stock, as applicable, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Purchaser, Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)Purchaser shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any Merger Consideration, any cash in lieu of fractional shares of Purchaser Common Stock, cash dividends or distributions payable pursuant to this Section 2.2, or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Purchaser or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Stock Options in respect of which the deduction and withholding was made by Purchaser or the Exchange Agent, as the case may be.
(h)In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration any cash in lieu of fractional shares of Purchaser Common Stock deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the correspondingly numbered section of the disclosure schedule delivered by Company to Purchaser concurrently herewith (the “Company Disclosure Schedule”), Company hereby represents and warrants to Purchaser as follows:

3.1Corporate Organization.
(a)Company is a corporation duly organized and validly existing under the laws of the State of Wyoming and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”).  Company has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Company is duly licensed or qualified to do business and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.
(b)As used in this Agreement, the term “Material Adverse Effect” means, with respect to Purchaser, Company or the Surviving Corporation, as the case may be, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that the term “Material Adverse Effect” shall not be deemed to include any event, occurrence, fact condition or change, directly or indirectly, arising out of or attributable to (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general regulatory, economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, including any such changes arising out of the Pandemic or any Pandemic Measures, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (G) the expenses incurred by Company or Purchaser in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, except in the case of clauses (C) and (D) for such changes that disproportionately affect the referenced party to a materially greater extent than U.S. domestic banks generally.  As used in this Agreement, “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic; and the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.
(c)True and complete copies of the Articles of Incorporation of Company (the “Company Articles”) and the Bylaws of Company (the “Company Bylaws”), each as in effect as of the date of this Agreement, have previously been made available by Company to Purchaser.
(d)Each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(d) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Company as of the date hereof. True and complete copies of the articles of incorporation and bylaws, certificate of formation, certificate of partnership, limited liability agreements, partnership agreements or other organizational documents (as applicable) of each Company Subsidiary, as in effect as of the date of this Agreement, have previously been furnished or made available to Purchaser. No Company Subsidiary is in violation of any of the provisions of such organizational documents.
3.2Capitalization.
(a)The authorized capital stock of Company consists of 300,000 shares of voting common stock, par value $0.10 per share, and 3,000 shares of non-voting common stock, par value $0.10 per share (the “Company Non-Voting Common Stock”).  As of the date of this Agreement, there are 128,277 shares of voting common stock of the Company issued and outstanding, and no shares of Company Non-Voting Common Stock are issued and outstanding. As of the date of this Agreement, there are (i) 11,689 shares of Company Common Stock held in treasury, (ii) 5,855 shares of Company Non-Voting Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, and (iv) other than as set forth above, no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Company may vote. No Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code owns or holds Company Common Stock.  Other than as set forth on Section 6.18 of the Company Disclosure Schedule, there are no trust preferred or subordinated debt securities of Company that are issued or outstanding.  Other than Company Stock Options issued prior to the date of this Agreement, as of the date of this Agreement (i) there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities and (ii) except for the Executive Stock

Appreciation Plan adopted by the Company effective as of January 1, 2016 and renewed by the Company from time to time, together with the corresponding agreements with respect to such plan (“Company ESAP”), there are no contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value of or price of, Company Common Stock or other equity interests of the Company.  Section 3.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of participants in the Company ESAP as of December 31, 2021.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company, other than the Voting and Support Agreements. All grants of Company Stock Options were validly issued and properly approved by the Board of Directors of the Company (or a committee thereof) in accordance with the applicable Company Stock Plan and applicable law, in each case in all material respects.  All Company Stock Options have been granted having a per share exercise price at least equal to the fair market value of the underlying Company Common Stock on the date such Company Stock Option was granted, and have not otherwise been modified within the meaning of Section 409A of the Code and associated Treasury Department guidance. Section 3.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Stock Options outstanding as of the date hereof specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the class and number of shares subject to each such Company Stock Option, (C) the grant date of each such Company Stock Option, (D) the Company Stock Plan under which such Company Stock Option was granted, (E) the exercise price for each Company Stock Option, and (F) the expiration date for each Company Stock Option.  Other than the Company Stock Options and the Company ESAP, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.
(b)Except as set forth on Section 3.2(b) of the Company Disclosure Schedules, Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. §55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Company Subsidiary is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
3.3Authority; No Violation.
(a)Company has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below,

to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Company.  The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Company’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the adoption of this Agreement by the affirmative vote of the holders of 66 2/3 percent of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), and except as set forth in Section 3.3(a) of the Company Disclosure Schedule, no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Purchaser) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, including the Bank Merger, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 and Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.
3.4Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board, the Wyoming Division of Banking (the “WDOB”) and the Colorado Division of Banking (“CDOB”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iii) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a Shelf Registration Statement or prospectus supplement in accordance with Section 6.1(a), and the declaration of effectiveness of such Shelf Registration Statement, (vi) the filing of the Certificates of Merger and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Company of this Agreement or (B) the consummation by Company of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5Reports. Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2019 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the WDOB, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) ((i) — (vii), collectively “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2019, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
3.6Financial Statements.
(a)Company has furnished to Purchaser true and complete copies of the audited consolidated financial statements of Company as of and for the years ended December 31, 2020 and 2019, including balance sheets and the related statements of income, comprehensive income, changes in stockholders’ equity and cash flows, and unaudited consolidated financial statements of Company as of and for the year ended December 31, 2021, consisting of a balance sheet and the related statement of income (the “Company Reports”).  The Company Reports (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects, as applicable, the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  BKD, LLP has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Company for the year ended December 31, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2021, or in connection with this Agreement and the transactions contemplated hereby.
(c)The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Company. Company maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of Company and its Subsidiaries. Since December 31, 2019, neither the Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, have received notice of any material claim, investigation, examination or proceeding alleging that Company has engaged in questionable accounting or auditing practices.
3.7Broker’s Fees.  With the exception of the engagement of D.A. Davidson & Co., neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  Company has disclosed to Purchaser as of the date hereof the aggregate fees provided for in connection with the engagement by Company of D.A. Davidson & Co., related to the Merger and the other transactions contemplated hereunder.

3.8Absence of Certain Changes or Events.
(a)Since December 31, 2019, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
(b)Except in connection with matters related to this Agreement, since December 31, 2019, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.
3.9Legal Proceedings.
(a)Except as set forth on Section 3.9 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries that, if determined adversely to Company or any of its Subsidiaries, would reasonably be expected to result in liability to Company in excess of $50,000 or otherwise be material to Company and its Subsidiaries, taken as a whole. There are no pending or, to Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates), that would reasonably be expected to be material to Company and its Subsidiaries, taken as a whole.
3.10Taxes and Tax Returns. Except as set forth on Section 3.10(a) of the Company Disclosure Schedule,
(a)Each of Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business).  All material Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party and has complied with all information reporting regimes relating to Taxes in all material respects.  Neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  The federal income Tax Returns of Company and its Subsidiaries for all years to and including 2020 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Company and its Subsidiaries or the assets of Company and its Subsidiaries. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.  Company has made available to Purchaser true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries or other than such an agreement or arrangement that is a credit or other commercial agreement the primary purpose of which does not relate to Taxes that provides for Tax indemnity obligations).  Neither Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Company) or (B) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Company nor any of its Subsidiaries has participated in or has been a material advisor with respect  to a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).  At no time during the past five (5) years has Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(b)As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
(c)As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11Employee Benefits; Employees.  (a)Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Benefit Plans.  For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all employment, bonus, incentive, performance, stock option, stock purchase, restricted stock, phantom equity, stock-based, deferred compensation, retiree medical or life insurance, pension, supplemental retirement, retention, severance, change in control, profit sharing, Code Section 125, Code Section 501(c)(9), adoption/dependent/employee assistance, tuition, fringe benefit  plans, programs or arrangements,  contracts or agreements that are sponsored, maintained, contributed, or required to be contributed to by Company or any Company Subsidiary or any trade or business of Company or any Company Subsidiary, whether or not incorporated, all of which together with Company or any Company Subsidiary would be deemed a “single employer” within the meaning of  Code Section 414 or Section 4001 of ERISA (a “Company ERISA Affiliate”), for the benefit of any current or former employee, officer, director or independent contractor of Company or any Company Subsidiary or any Company ERISA Affiliate, or under which the Company or any Company Subsidiary has any liability, contingent or otherwise.
(b)Company has heretofore made available to Purchaser true and complete copies of each of the Company Benefit Plans and certain related documents, including, but not limited to, (i) all current plan documents, where the plan is reduced to writing, and a written summary of terms where the plan is not in writing; summary plan descriptions; amendments, modifications or material supplements to any Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for each of the last three (3) plan years, with all corresponding schedules and financial statements attached; (iii) the most recently received IRS determination letter, if any, or, as applicable, IRS opinion letter, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years; (v) all material correspondence (excluding any routine or ordinary correspondence) to, or from, any Governmental Entity received in the last three (3) years with respect to such Company Benefit Plan; (vi) Forms 1095-C and 1094-C filed with the IRS for all years such forms were required to be filed by law; (vii) the ERISA bond currently in effect for the Company 401(k) Plan; (viii) as applicable, retirement plan nondiscrimination tests performed for the three (3) most recently completed plan years; and (ix) as applicable, trust agreements or other funding agreements, custodian agreements and arrangements, insurance policies, administration agreements, investment management agreements, investment advisory agreements, and fiduciary indemnification agreements currently in effect.

(c)Each Company Benefit Plan has been in all material respects established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  The Company and each Company Subsidiary has complied and is in compliance with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”).  Neither the Company nor any ERISA Affiliate has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Taxes or other penalty under PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980B, 4980D or 4980H of the Code, that has not been satisfied by the Company or ERISA Affiliate. There is no pending audit of any Company Benefit Plan by any Governmental Authority.  Within the past three (3) years, neither Company nor any Company Subsidiary has taken any corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any Company Subsidiary has any knowledge of any plan defect that would qualify for correction under any such program.
(d)Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”).The only Company Qualified Plan that is subject to Section 401(k) of the Code is the Bank of Jackson Hole 401(k) Plan (the “Company 401(k) Plan”).  The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), or  Company is permitted to rely upon an IRS opinion letter issued to a prototype plan provider, and, to the knowledge of Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the related trust or increase the costs relating thereto.  No Company Qualified Plan owns Company Common Stock or any other securities of Company, any Company Subsidiary or any Company ERISA Affiliate.
(e)Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, complies with Section 409A of the Code in both document form and operation, and (ii) no amount under any Company Benefit Plan has been or is subject to penalties or the additional Taxes and interest under Section 409A(a)(1)(B) of the Code.
(f)No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.
(g)None of Company, any Company Subsidiary or any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan subject to Title IV of ERISA that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer

Plan”), and none of Company any Company Subsidiary or any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(h)Neither Company nor any Company Subsidiary sponsors or has any obligation with respect to any Company Benefit Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(i)All contributions (including all employer contributions and employee contributions) required to be made to any Company Benefit Plan by applicable law or by any plan document that are due, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, as of the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.
(j)There are no pending or, to the knowledge of Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any liability of Company or any Company Subsidiary to the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party or Governmental Entity. There are no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Entities are pending, threatened or in progress (excluding any routine or other ordinary request for information therefrom).
(k)None of Company, any Company Subsidiary, any Company ERISA Affiliate, or to the knowledge of the Company, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which has subjected the Company or any Company ERISA Affiliate to any liability that has not been satisfied.
(l)Except as set forth on Section 3.11(l) of the Company Disclosure Schedule or as contemplated or permitted by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, director or independent contractor to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) result in or cause the vesting, exercisability or delivery of, or increase the amount or value of, or accelerate the time of payment or vesting of, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, or trigger any other material obligation under, any Company Benefit Plan, or (iii) result in any limitation on the right of Company or any  Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.  Except as set forth on Section 3.11(l) of the Company Disclosure Schedule, without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any Company Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(m)No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Company has made available to Purchaser true, correct and complete copies of Code Section 280G calculations with respect to any disqualified individual in connection with the transactions contemplated hereby.
(n)There are no pending or, to Company’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes, work stoppages, lockouts, slowdowns or other material labor disputes against Company or any of its Subsidiaries.  Neither Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Company or any of its Subsidiaries and, to the knowledge of Company, there are no organizing efforts by any union or other group seeking to represent any employees of Company or any of its Subsidiaries.  There is not pending or, to the Company’s knowledge, threatened against or affecting the Company or a Subsidiary any litigation relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, or any comparable Governmental Authority.
(o)The Company is in material compliance with, and during the last three (3) years has complied in all material respects with, all Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, leaves, plant closings and mass layoffs, payroll taxes, occupational health and safety, employee classification, nondiscrimination, immigration, wages, hours, benefits and collective bargaining and labor relations.  Except as would not be material to the Company and each Subsidiary, each employee and independent contractor of, and each other individual performing any services for, the Company is, and during the past three (3) years has been, properly classified in all material respects under applicable Law as a common law employee, independent contractor, leased employee or agent, and the Company and its Subsidiaries do not have any material liability for the improper classification of any employees as independent contractors, exempt from the overtime requirements of the Fair Labor Standards Act or any other applicable Law, or leased employees.

(p)Section 3.11(p) of the Company Disclosure Schedule lists: (i) all employees, independent contractors, and consultants of the Company; and (ii) for each employee described in clause (i), the individual’s title or position, location, hire date, base salary or hourly rate, aggregate compensation (including base salary/rate and commission, bonus or other incentive-based compensation). All compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid in full.  All current employees of the Company and its Subsidiaries are employed “at will” whose employment may be terminated without cause or notice.
(q)To the Company’s knowledge, each employee of the Company and its Subsidiaries is authorized and has appropriate documentation to work in the United States. Section 3.11(q) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and its Subsidiaries who are working in the United States and are not United States citizens or permanent residents. Each employee of the Company and its Subsidiaries required to be listed in Section 3.11(q) of the Company Disclosure Schedule has appropriate work visas under applicable United States immigration Laws to work in his or her current position.
(r)Neither the Company nor any of its Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company and its Subsidiaries that involves allegations relating to discrimination or sexual harassment by either (i) an officer of the Company or its Subsidiaries or (ii) an employee of the Company or its Subsidiaries at the level of assistant vice president or above.  To the Company’s knowledge, in the last five (5) years, there have been no allegations of discrimination or sexual harassment made against (A) any officer of the Company or any Subsidiary or (B) an employee of the Company or any Subsidiary.
3.12Fiduciary Activities. Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law in all material respects. Except as would not reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, none of Company, any of its Subsidiaries, or any director, officer or employee of Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.
3.13Compliance with Applicable Law.
(a)Company and each of its Subsidiaries hold, and have at all times since January 1, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, and to the knowledge of Company no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.
(b)Since January 1, 2019, Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Company or any of its Subsidiaries, including all laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(c)Company and each insured depository Subsidiary of Company is “well-capitalized” (as that term is defined at 12 C.F.R. Part 225.2(r) or the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s)), and the institution’s CRA rating is no less than “satisfactory.” Neither Company nor any Company Subsidiary has been informed that its status as “well-capitalized,” “well-managed” or “satisfactory” for CRA purposes will change within one (1) year.
(d)Without limitation, none of Company, or its Subsidiaries, or to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
(e)The Company and its Subsidiaries are, and since January 1, 2019 have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where the Company and its Subsidiaries conduct business. The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by the Company and its Subsidiaries in all material respects with applicable financial recordkeeping and reporting requirements of the money laundering laws. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, Company Bank has complied in all material respects with all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”) and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program.
3.14Certain Contracts.
(a)Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):
(i)with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice;
(ii)with respect to the acquisition of the securities of or any material portion of the assets of any other person, other than in the ordinary course of business consistent with past practice;
(iii)which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement would be terminable other than by Company (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Purchaser, Company, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof;
(iv)which restricts Company’s ability to compete or contains a client or customer non-solicit requirement or any other provision, in each case, that materially restricts the conduct of any line of business by Company or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business;
(v)which relates to any alliance, cooperation, joint venture, shareholder, partnership or similar agreement involving a sharing of profits or losses relating to Company or any of its Subsidiaries;
(vi)with or to a labor union or guild (including any collective bargaining agreement);
(vii)any of the benefits of which contract, arrangement, commitment or understanding (not including any stock option plan, stock appreciation rights plan, restricted stock plan, performance share unit plan, stock purchase plan, and related agreements, all of which are listed on Section 3.2(a) of the Company Disclosure Schedule) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder adoption of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(viii)that relates to the incurrence of indebtedness by Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $500,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions;
(ix)that relates to or provides any agreement of guarantee, support or indemnification by Company or its Subsidiaries, assumption or endorsement by Company or its Subsidiaries of, or any similar commitment by Company or its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person, other than those entered into in the ordinary course of business;
(x)that grants any exclusive dealing, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or its Subsidiaries or that limits or purports to limit the ability of Company or any of its Subsidiaries to own, access, operate, sell, transfer, pledge or otherwise dispose of any assets or business;
(xi)any contract or agreement (1) which would require any consent or approval of a counterparty, (2) which would be terminable other than by Company or its Subsidiaries, or (3) under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events); or
(xii)any contract not listed above that is material to the financial condition, results of operations or business of Company or its Subsidiaries.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(b)Each Company Contract is, in all material respects, valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect.  Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.  To Company’s knowledge each third-party counterparty to each Company Contract has performed all material obligations required to be performed by it to date under such Company Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Company or any of its Subsidiaries under any such Company Contract. No third-party counterparty to any Company Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Company Contract as a result of the Pandemic or the Pandemic Measures.
3.15Agreements with Regulatory Agencies.  Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised since January 1, 2019, by any Regulatory Agency or other Governmental Entity of any potential action that could restrict the business of Company or any of its Subsidiaries in any material respect.
3.16Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company, any of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent business practices and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect.  The financial position of the Company and its Subsidiaries on a consolidated basis under any such derivative transaction has been reflected in the books and records of the Company and its Subsidiaries in accordance with GAAP consistently applied. Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.  To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.  Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
3.18Investment Securities and Commodities.
(a)Each of Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries.  Such securities and commodities are valued on the books of Company in accordance with GAAP consistently applied.
(b)The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of such businesses, and the Company and its Subsidiaries have, since January 1, 2019, been in compliance with such policies, practices and procedures in all material respects.  Prior to the date of this Agreement, Company has made available to Purchaser the material terms of such policies, practices and procedures.
3.19Real Property.  The Company or a Company Subsidiary has good and marketable title to all the real property listed on Section 3.19 of the Company Disclosure Schedule as being owned by the Company (the “Company Owned Properties”), free and clear of all material Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and is the lessee of all leasehold estates listed on Section 3.19 of the Company Disclosure Schedule as being leased by the Company (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against the Company Real Property. The Company has not received written notice that any Company Real Property or the Company’s use thereof is or, with the passage of time, will be in violation of any applicable law, code, ordinance or regulation. Section 3.19 of the Company Disclosure Schedule lists all Company Owned Properties and Company Leased Properties as of the date of this Agreement.
3.20Intellectual Property.  Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Company: (i) (A) the use of any Intellectual Property by Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted to Company that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) to Company’s knowledge, no person is challenging, infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Company or its Subsidiaries, and (iii) neither Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by Company or any Company Subsidiary, and Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.21Related Party Transactions.  Section 3.21 of the Company Disclosure Schedule identifies all transactions, agreements, arrangements or understandings, series of transactions or currently proposed transactions, between the Company or any of its Subsidiaries, on the one hand, and any current director or executive officer of the Company or any of its Subsidiaries or any person who beneficially owns 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Company) on the other hand. No relationship, direct or indirect, exists between or among Company and its Subsidiaries and its officers, directors and shareholders of the type required to be reported pursuant to Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
3.22State Takeover Laws.  No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder”, “affiliate transactions”, or similar provision of any state anti-takeover Law (any such laws, “Takeover Statutes”) is applicable to the Company with respect to this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement under Wyoming or federal law.
3.23Reorganization. Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.24Opinion.  Prior to the execution of this Agreement, the Board of Directors of Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of D.A. Davidson & Co. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the aggregate Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25Company Information.  The information relating to Company, its Subsidiaries and the Holders which is provided by Company or its representatives for inclusion in (a) the Proxy Statement, (b) the Shelf Registration Statement or any amendment or supplement thereto, or (c) in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement (except for such portions thereof that relate only to Purchaser or any of its Subsidiaries) will comply in all material respects with applicable law, including the provisions of the Exchange Act and the rules and regulations thereunder.
3.26Loan Portfolio.
(a)As of the date hereof, except as set forth in Section 3.26(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Subsidiary of Company is a creditor which as of December 31, 2021, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of December 31, 2021, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing (other than the Company and its Subsidiaries).  Set forth in Section 3.26(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Company and its Subsidiaries that, as of December 31, 2021, were classified by Company or Company Bank as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, and (B) each asset of Company or any of its Subsidiaries that, as of December 31, 2021, is classified as “Other Real Estate Owned” and the book value thereof.
(b)Except as would not reasonably be expected to have a Material Adverse Effect on Company, each Loan of Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)Except as would not reasonably be expected to have a Material Adverse Effect on Company, each outstanding Loan of Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d)Except as set forth in Section 3.26(d) of the Company Disclosure Schedule, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e)There are no outstanding Loans made by Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f)Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2019, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
3.27Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
3.28Data Protection and Privacy.
(a)“Privacy Requirements” means (i) any and all laws and contracts to the extent relating to the protection or processing of Personal Data and that are applicable to the Company, including, but not limited to, to the extent so relating and applicable: the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq. (as amended by the Fair and Accurate Credit Transactions Act of 2003, Pub. L. No. 108-159, 117 Stat. 1952); Title V, subtitle A, of the Gramm-Leach-Bliley Act (15 U.S.C. § 6801 et seq.), and any rules promulgated thereunder; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; U.S. state and federal Laws that prohibit unfair or deceptive acts and practices; and all other laws and binding regulations relating to data protection, information security, cybercrime, Security Breach notification, social security number protection, outbound communications and/or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions; (ii each Contract relating to the processing of Personal Data to which the Company is a party or otherwise bound; and (iii) Company Privacy Policies.
(b)“Company Privacy Policies” means any (i) internal or external past or present data protection, data usage, privacy and security policies of the Company, (ii) public statements, representations, obligations, promises, commitments relating to privacy, security, or the processing of Personal Data, and (iii) policies and obligations applicable to the Company as a result of any certification relating to privacy, security, or the processing of Personal Data.
(c)All confidential data, information, and data compilations contained in the IT Systems (defined below) or any databases of the Company, including Personal Data, that are used by, or necessary to the business of the Company (collectively, “Company Data”) will continue to be available for processing by the Company following the Closing on substantially the same terms and conditions in all material respects as existed immediately before the Closing.
(d)The Company complies and during the last five (5) years has complied with Privacy Requirements in all material respects.  Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement violates in any material respect any Privacy Requirements.
(e)Except as set forth on Section 3.28 of the Company Disclosure Schedule, Company (i) has not received a written notice, letter, or complaint from a Governmental Entity or any person alleging any Company’s noncompliance with any Privacy Requirements and (ii) has not been subject to any claim, action, suit, proceeding or investigation relating to any Company’s noncompliance or potential noncompliance with Privacy Requirements or the Company’s processing of Personal Data. The Company does not transfer Personal Data internationally except where such transfers comply with Privacy Requirements.
3.29Information Security.
(a)Company has established, implemented and maintained a written information privacy and security program that complies with Privacy Requirements and that constitutes reasonable measures to protect the privacy, confidentiality and security of all Company Data against any (i) loss or misuse, (ii) unauthorized or unlawful processing or (iii) other act or omission that compromises the security or confidentiality of Personal Data (the “Information Security Program”). The Information Security Program

includes: (i) written policies and procedures regarding Personal Data and the processing thereof; (ii) administrative, technical and physical safeguards to protect the security, confidentiality, availability, and integrity of any Company Data; (iii) disaster recovery, business continuity, and incident response plans; and (iv) protections against Security Breaches, Malicious Code (defined below), and against loss, misuse, unauthorized access to, and disruption of, the processing of Company Data and IT Systems owned or controlled by the Company. During the last five (5) years, Company has no less frequently than annually assessed and tested the Information Security Program and remediated all identified critical and high risks and vulnerabilities; and the Information Security Program has proven sufficient and compliant with Privacy Requirements in all material respects. Additional information regarding the Information Security Program is set forth on Section 3.29 of the Company Disclosure Schedule.
(b)The computer systems, hardware, software, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased, licensed or controlled by the Company (collectively, “IT Systems”), currently used by the Company are, in all material respects, in good working condition, operate and perform as necessary to conduct the business of the Company.  To the knowledge of Company, the Company’s IT Systems do not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent (“Malicious Code”) or defect.
(c)In the past five (5) years, Company has not experienced any Security Breach or been required to notify any person or Governmental Entity of any Security Breach.  In the past five (5) years, neither the Company nor any third party acting at the direction or authorization of the Company has paid any perpetrator of any Security Breach.  To the knowledge of Company, the Company’s IT Systems have no Malicious Code or other material data security or other technological vulnerabilities.  “Security Breach” means any unauthorized processing, access, exfiltration or denial of access to the Company’s IT Systems or Company Data, or any ransomware, cybersecurity or similar incident.

3.30Marijuana Business.  All banking and deposit services provided by Company or Company Bank to marijuana businesses or related entities or customers (the “Marijuana Businesses”) has been conducted in accordance with all applicable law, including the directives and guidance set forth in “BSA Expectations Regarding Marijuana-Related Businesses,” dated February 14, 2014 (FIN-2014-G001), issued by the Department of the Treasury Financial Crimes Enforcement Network (“FinCEN”), including but not limited to (a) the timely filing of all required suspicious activity reports (“SAR”) on marijuana-related business customers, including (i) ”Marijuana Limited” SAR filings, (ii) ”Marijuana Priority” SAR filings and (iii) ”Marijuana Termination” SAR filings, as applicable, and (b) currency transaction reports and FinCEN Form 8300 reports in connection with marijuana-related business customers.
3.31Mortgage Banking Business.
(a)Company and its Subsidiaries have complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by Company and its Subsidiaries satisfied, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between Company and its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.
(b)No Agency, Loan Investor or Insurer has (i) claimed in writing that Company or its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by Company or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of Company or its Subsidiaries or (iii) indicated in writing to Company or its Subsidiaries that it has terminated or intends to terminate its relationship with Company or its Subsidiaries for poor performance, poor loan quality or concern with respect to Company’s or its Subsidiaries’ compliance with laws.

For purposes of this Section 3.31: (i) ”Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as USDA Office of Rural Development), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (x) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by Company or any of its Subsidiaries or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (ii) ”Loan Investor” means any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and (iii) ”Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

3.32Subordinated Indebtedness.  Company has performed, or has caused its applicable Subsidiary to perform, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 6.18 of the Company Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.
3.33No Other Representations or Warranties.
(a)Except for the representations and warranties made by Company in this ARTICLE III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, and Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Purchaser or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Company in this ARTICLE III, any oral or written information presented to Purchaser or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Company acknowledges and agrees that neither Purchaser nor any other person has made or is making any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, other than those contained in ARTICLE IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the correspondingly numbered section of the disclosure schedule delivered by Purchaser to the Company concurrently herewith (the “Purchaser

Disclosure Schedule”), Purchaser hereby represents and warrants to the Company as follows:

4.1Corporate Organization.
(a)Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act.  Purchaser has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Purchaser is duly licensed or qualified to do business and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.
(b)Each Subsidiary of Purchaser (a “Purchaser Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Purchaser to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of Purchaser that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the Purchaser Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Purchaser as of the date hereof.  No Purchaser Subsidiary is materially in violation of any of the provisions of its organizational documents.
4.2Capitalization.
(a)The authorized capital stock of Purchaser consists of 450,000,000 shares of capital stock, including (i) 200,000,000 shares of Purchaser Common Stock, $0.01 par value, (ii) 200,000,000 shares of Class B Non-Voting Common Stock, $0.01 par value (the “Purchaser Non-Voting Common Stock”), and (iii) 50,000,000 shares of preferred stock, $0.01 par value (the “Purchaser Preferred Stock”).  As of March 30, 2022, there are (i) 51,487,907 shares of Purchaser Common Stock issued and 30,152,491 shares of Purchaser Common Stock outstanding, including 143,710 shares of Purchaser Common Stock granted in respect of outstanding awards of restricted Purchaser Common Stock under a Purchaser Stock Plan (as defined below) (a “Purchaser Restricted Stock Award”), and excluding 165,432  shares of Purchaser Common Stock that may become outstanding if the performance conditions under which such shares were granted are subsequently achieved, (ii) 21,335,416  shares of Purchaser Common Stock held in treasury, (iii) 695,589  shares of Purchaser Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Purchaser Common Stock granted under a Purchaser Stock Plan (“Purchaser Stock Options” and, together with the Purchaser Restricted Stock Awards, the “Purchaser Equity Awards”), (iv) 3,915,682 shares of Purchaser Common Stock reserved for issuance pursuant to future grants under the Purchaser Stock Plans, and (v) no other shares of capital stock, including Purchaser Non-Voting Common Stock or Purchaser Preferred Stock, or other voting securities of Purchaser issued, reserved for issuance or outstanding.  As used herein, the “Purchaser Stock Plans” shall mean all employee and director equity incentive plans of Purchaser in effect as of the date of this Agreement and agreements for equity awards in respect of Purchaser Common Stock.  All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Purchaser may vote.  Except as set forth in Section 4.4 of the Purchaser Disclosure Schedule, no trust preferred or subordinated debt securities of Purchaser are issued or outstanding.  Other than Purchaser Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Purchaser to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities, or contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value of or price of, Purchaser Common Stock or other equity interests of the Purchaser.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Purchaser Common Stock or other equity interests of Purchaser.  All grants of Purchaser Equity Awards were validly issued and properly approved by the Board of Directors of the Purchaser (or a committee thereof) in accordance with the applicable Purchaser Stock Plan and applicable law, in each case in all material respects.  Other than the Purchaser Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Purchaser or any of its Subsidiaries) are outstanding.
(b)Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Purchaser Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Purchaser Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
4.3Authority; No Violation.
(a)Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Purchaser.  Except as set forth in Section 4.3 of the Purchaser Disclosure Schedule, no other corporate proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Purchaser Common Stock to be issued in the Merger have been validly authorized and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Purchaser will have any preemptive right or similar rights in respect thereof.
(b)Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, including the Bank Merger, nor compliance by Purchaser with any of the terms or provisions hereof, will (i) violate any provision of the Purchaser’s certificate of incorporation or the Purchaser’s bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.3 and Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Purchaser.
4.4Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with NYSE, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board, the WDOB and the CDOB in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the SEC of a Shelf Registration Statement or prospectus supplement in accordance with Section 6.1(a), and the declaration of effectiveness of such Shelf Registration Statement, (vi) the filing of the Certificates of Merger and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Purchaser of this Agreement or (B) the consummation by Purchaser of the Merger and the other transactions contemplated hereby.  As of the date hereof, Purchaser is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5Reports.  Except as set forth on Section 4.5 of the Purchaser Disclosure Schedule, Purchaser and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2019 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Purchaser and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Purchaser, investigation into the business or operations of Purchaser or any of its Subsidiaries since January 1, 2019, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Purchaser or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Purchaser or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.
4.6Financial Statements.
(a)The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  KPMG LLP has not resigned (or informed Purchaser that it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Annual Report on Form 10-K for the year ended December 31, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2021, or in connection with this Agreement and the transactions contemplated hereby.
(c)The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Purchaser.  Purchaser (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Purchaser, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Purchaser by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser’s outside auditors and the audit committee of Purchaser’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting.  These disclosures were made in writing by management to Purchaser’s auditors and audit committee and a copy has previously been made available to Company.  There is no reason to believe that Purchaser’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)Since January 1, 2019, (i) neither Purchaser nor any of its Subsidiaries, nor, to the knowledge of Purchaser, any director, officer, auditor, accountant or representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the Board of Directors of Purchaser or any committee thereof or to the knowledge of Purchaser, to any director or officer of Purchaser.
4.7Broker’s Fees. With the exception of the engagement of BofA Securities, neither Purchaser nor any Purchaser Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
4.8Absence of Certain Changes or Events.

Since December 31, 2021, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.9Legal Proceedings.
(a)Except as would not reasonably be expected to result in a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries is a party to any, and there are no pending or, to Purchaser’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Purchaser or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Purchaser, any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Purchaser and its Subsidiaries, taken as a whole.
4.10Taxes and Tax Returns.  Each of Purchaser and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Purchaser nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business).  All material Taxes of Purchaser and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Purchaser and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Purchaser nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  Except as set forth on Section 4.10(a) of the Purchaser Disclosure Schedule, the federal income Tax Returns of Purchaser and its Subsidiaries for all years to and including 2020 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Purchaser nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Purchaser and its Subsidiaries or the assets of Purchaser and its Subsidiaries. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Purchaser or any of its Subsidiaries.  Purchaser has made available to Company true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither Purchaser nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Purchaser and its Subsidiaries or other than such an agreement or arrangement that is a credit or other commercial agreement the primary purpose of which does not relate to Taxes that provides for Tax indemnity obligations).  Neither Purchaser nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Purchaser) or (B) has any liability for the Taxes of any person (other than Purchaser or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Purchaser nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Purchaser nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).  At no time during the past five (5) years has

Purchaser been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11SEC Reports.  No communication mailed by Purchaser to its shareholders since January 1, 2019 and prior to the date hereof nor any final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC since January 1, 2019 by Purchaser pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Purchaser Reports”) as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since January 1, 2019, as of their respective dates, all Purchaser Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Purchaser Reports.
4.12Compliance with Applicable Law.  Purchaser and each of its Subsidiaries hold, and have at all times since January 1, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, and, to the knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since January 1, 2019, Purchaser and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Purchaser or any of its Subsidiaries. Purchaser and each insured depository Subsidiary of Purchaser is “well-capitalized” (as that term is defined at 12 C.F.R. Part 225.2(r) or the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s)), and the institution’s CRA rating is no less than “satisfactory.” Neither Purchaser nor any Purchaser Subsidiary has been informed that its status as “well-capitalized,” “well-managed” or “satisfactory” for CRA purposes will change within one (1) year.

4.13Certain Contracts.
(a)Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each a “Purchaser Contract”).
(b)Each Purchaser Contract is valid and binding on Purchaser or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser.  Purchaser and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Purchaser Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser.  To Purchaser’s knowledge each third-party counterparty to each Purchaser Contract has performed all obligations required to be performed by it to date under such Purchaser Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Purchaser or any of its Subsidiaries under any such Purchaser Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. No third-party counterparty to any Purchaser Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Purchaser Contract as a result of the Pandemic or the Pandemic Measures.
4.14Agreements with Regulatory Agencies.  Neither Purchaser nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Purchaser Disclosure Schedule, a “Purchaser Regulatory Agreement”), nor has Purchaser or any of its Subsidiaries been advised since January 1, 2019, by any Regulatory Agency or other Governmental Entity of any potential action that could restrict the business of Purchaser or any of its Subsidiaries in any material respect.

4.15State Takeover Laws.  The Board of Directors of Purchaser has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any Takeover Statutes.
4.16Reorganization.  Purchaser has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.17Purchaser Information.  The information relating to Purchaser and its Subsidiaries to be contained in the Proxy Statement and the Shelf Registration Statement, and the information relating to Purchaser and its Subsidiaries that is provided by Purchaser or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply in all material respects with applicable law, including the provisions of the Exchange Act and the rules and regulations thereunder.  The Shelf Registration Statement (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Proxy Statement or the Shelf Registration Statement.
4.18Information Security.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Purchaser, to the knowledge of Purchaser, since January 1, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Purchaser and its Subsidiaries. Purchaser maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against unauthorized access to any information technology networks controlled by and material to the operation of the business of Purchaser and its Subsidiaries.  To the knowledge of Purchaser, there are no material data security or other technological vulnerabilities with respect to Purchaser’s information technology systems or networks.
4.19Funding. Purchaser has, as of the date hereof, and will have, as of the Closing Date, sufficient available cash to pay the amounts required to be paid, and duly reserved sufficient shares of Purchaser Common Stock to be issued, to Company shareholders under this Agreement upon consummation of the Merger.
4.20Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Purchaser is necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

4.21No Other Representations or Warranties.
(a)Except for the representations and warranties made by Purchaser in this ARTICLE IV, neither Purchaser nor any other person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Purchaser in this ARTICLE IV, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Purchaser acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, other than those contained in ARTICLE III.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Purchaser (or, in the case of clause (b), the Company) (such consent not to be unreasonably withheld, conditioned or delayed), (a)  Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, the services of its employees and its advantageous business relationships, and (b) except as expressly required by this Agreement (including as set forth in the Company Disclosure Schedule or the Purchaser Disclosure Schedule), required by law or as consented to in writing by the other party, each of the Company and Purchaser shall not, and shall cause their respective Subsidiaries not to, knowingly take any action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in Section 5.1 or Section 5.2 (other than Sections 5.2(b) and 5.2(f), to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take or not take in response to the Pandemic or the Pandemic Measures; provided, that such party shall provide prior notice to and consult in good faith with the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1 or Section 5.2.

5.2Company Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including Pandemic Measures), Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(a)other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly-owned Subsidiaries to Company or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(b)
(i)adjust, split, combine or reclassify any capital stock;
(ii)make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by Company in the ordinary course of business consistent with past practice at a rate not in excess of $10 per share of Company Common Stock, (B) dividends paid by any of the Subsidiaries of Company to Company or any of its wholly-owned Subsidiaries, or (C) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options in accordance with past practice and the terms of the applicable award agreements);
(iii)grant any awards based on Company Stock (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;
(iv)except as contemplated by Section 1.5(a), modify, amend, or alter the terms of any Company Stock Option, changing the exercise price thereof; or
(v)issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms;
(c)sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice;
(d)except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Company;
(e)terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Company, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement, except for transactions in the ordinary course of business consistent with past practice;
(f)except as set forth on Section 5.2(f) of the Company Disclosure Schedule, or as required under applicable law, in the ordinary course of business or the administration of, or under the terms of any Company Benefit Plan consistent with past practice existing as of the date hereof, (i) enter into, establish, adopt, amend or terminate any Company Benefit Plan, or any arrangement that would be a Company Benefit Plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Company Benefit Plan, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than (1) increases for current employees with an annual total compensation below $150,000 in connection with a promotion (permitted hereunder) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees, and (2) annual increases in base salary in the ordinary course of business consistent with past practice not to exceed three percent (3%) of aggregate compensation and not to exceed five percent (5%) for any individual, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, or (vi) hire or promote any employee with an annual total compensation equal to or in excess of $150,000 (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee), or significantly change the responsibilities assigned to any such employee;
(g)settle any material claim, suit, action or proceeding, other than those relating to any foreclosure action by Company, those set forth in Section 9.3(b) of the Company Disclosure Schedule, or except in the ordinary course of business consistent with past practice in an amount and for consideration from Company or Company Bank not in excess of $150,000 individually or $300,000 in the aggregate (excluding amounts covered by insurance) and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;
(h)take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i)amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;
(j)merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(k)take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;
(l)implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or applicable law;
(m)enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;
(n)make, acquire, modify or renew, or agree to make, acquire, modify or renew any Loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any borrower that (A) would be a material violation of Company’s or Company Bank’s policies and procedures in effect as of the date hereof, (B) would not be in the ordinary course of business consistent with past practices or (C) would, when aggregated with all other exposures to any borrower, exceed (1) $5.0 million to any borrower on a fully secured basis (or $10.0 million in the case of Loans or other extensions of credit secured by real property) or (2) $250,000 to any borrower on an other than fully secured basis (except in the case of this clause (C)(1) for Loans or other extensions of credit pursuant to binding commitments made prior to the date of this Agreement that are listed on Section 5.2(n) of the Company Disclosure Schedule); provided that in the event that Company desires to make or renew any such Loan or extension of credit prohibited by this Section 5.2(n), it shall so advise Purchaser via email transmission (including reasonable detail to permit Purchaser to evaluate such proposed action) and Purchaser shall notify Company via email transmission within two (2) business days of receipt of such notice whether Purchaser consents to such Loan or extension of credit; provided, that if Purchaser fails to notify Company within such time frame, Purchaser shall be deemed to have consented to such Loan or extension of credit;
(o)make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans in each case except as required by law or requested by a Regulatory Agency;
(p)except as set forth on Section 5.2(p) of the Company Disclosure Schedule, make, or commit to make, any individual capital expenditures in excess of $150,000;
(q)make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;
(r)open, close, purchase, sell, consolidate, relocate or materially alter any branch, loan production office or other significant office or operations facility or otherwise file any application or give any notice to take any such action with respect to any branch, loan production office or other significant office or operations facility;
(s)knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of Purchaser, Company or their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the Merger (including the Requisite Regulatory Approvals) or to perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or
(t)agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
5.3Purchaser Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Purchaser Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Purchaser shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed):

(a)amend its certificate of incorporation, its bylaws or comparable governing documents of its Subsidiaries in a manner that would adversely affect the economic benefits of the Merger to the holders of the Company Common Stock;
(b)adjust, split, combine or reclassify any capital stock;
(c)adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of Purchaser;
(d)make any written communications to the employees of the Company or any of its Subsidiaries without prior consultation with the Company and consideration of any Company comments in good faith;
(e)take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(f)knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of Purchaser, Company or their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the Merger (including the Requisite Regulatory Approvals) or to perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or
(g)agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1Shelf Registration.
(a)Within two (2) business days following the Effective Time, but subject to delay for any scheduled black-out period (in which case within two (2) business days after the lapse thereof) or as set forth in Section 6.1(c) (in which case as soon as possible after the lapse of such postponement or suspension in accordance with the terms thereof), Purchaser shall file with the SEC either (i) a registration statement on Form S-3 (a “Shelf Registration Statement”) or (ii) pursuant to Rule 424(b) under the Securities Act, a prospectus supplement that shall be deemed to be part of an existing Shelf Registration Statement in accordance with Rule 430B under the Securities Act (a “Shelf Prospectus”), in each case relating to the offer and sale of the Purchaser Common Stock received hereunder by the Holders from time to time in accordance with the methods of distribution elected by the Holders (which Purchaser may limit to methods of distribution approved by the Company Representative prior to the filing of the Shelf Registration Statement) and set forth in the Shelf Registration Statement and shall, if such Shelf Registration Statement is not automatically effective, use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as soon as possible after filing. The Holders shall provide, and Purchaser’s obligation to take the actions contemplated by this Section 6.1 shall be conditioned upon the Holders providing in a timely manner, all information relating to the Holders and their respective affiliates reasonably requested by Purchaser prior to the filing of such Shelf Registration Statement for inclusion or incorporation in the Shelf Registration Statement and the Shelf Prospectus forming a part thereof.
(b)Purchaser shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Shelf Prospectus forming a part thereof to be usable by the Holders until the earlier of (i) the date as of which all shares of Purchaser Common Stock have been sold pursuant to the Shelf Registration Statement or another registration statement filed under the Securities Act (but in no event prior to any applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder), (ii) the date as of which all shares of Purchaser Common Stock received hereunder may be sold under Rule 144 under the Securities Act without restriction and (iii) the first (1st) anniversary of the Effective Time.
(c)Purchaser shall be entitled to postpone (but not more than two (2) times in any calendar year) the filing or initial effectiveness of, or suspend the use of, a Shelf Registration Statement if Purchaser delivers to the Company (or, if after the Effective Time, the Company Representative) and the Holders a notice signed by the Chief Executive Officer or the Chief Financial Officer of Purchaser, which shall be kept confidential by the Company, the Company Representative and the Holders, as applicable, stating that, in the good faith judgment of Purchaser, such registration, offering or use would reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of Purchaser or any material transaction under consideration by Purchaser or would require the disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially and adversely affect Purchaser. No such postponement or suspension shall exceed sixty (60) consecutive days, no subsequent such postponement or suspension shall commence fewer than fifteen (15) days following the expiration of any preceding period, and the aggregate of all such postponements or suspensions shall not exceed ninety (90) days in any 360-day period.
(d)The Company agrees that all certificates, book-entry shares or other instruments representing any Purchaser Common Stock issued as Stock Consideration hereunder or issued subsequent to the Closing as a result of any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization shall bear a legend or legends referencing restrictions on transfer of such shares under the Securities Act and under this Agreement which legend shall state in substance:

“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act. The securities evidenced by this certificate are subject to restrictions on transfer set forth in a Merger Agreement dated March 31, 2022, between National Bank Holdings Corporation and certain other parties thereto (a copy of which is on file with the Secretary of National Bank Holdings Corporation).”

(e)Notwithstanding the foregoing, the holder of any certificate(s) for shares of Purchaser Common Stock issued as Stock Consideration hereunder shall be entitled to receive from Purchaser new certificates for a like number of shares not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder at (i) such time as such restrictions are no longer applicable, and (ii) with respect to the restriction on transfer of such shares other than pursuant to a registration statement under the Securities Act, delivery of an opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to Purchaser and its transfer agent, that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act.
(f)Accurate Information. Each of Purchaser and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Shelf Registration Statement will, at the time the Shelf Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement, if any, and any amendment or supplement thereto will, at the date of mailing to Company’s shareholders and at the time of the Company Meeting to consider and vote upon approval of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Shelf Registration Statement or the Proxy Statement and each amendment or supplement thereto to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Shelf Registration Statement or the Proxy Statement and any amendment or supplement thereto.

6.2Regulatory Matters.
(a)Each of Purchaser and Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the transactions contemplated hereby, including obtaining any third-party consent which may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.2, required in order to continue any contract or agreement with Company or its Subsidiaries following the Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity which is required or advisable to be obtained by Company or Purchaser, respectively, or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement (collectively the “Bank Regulatory Applications”). The parties hereto shall cooperate with each other and promptly prepare and file all necessary documentation, and to effect all applications, notices, petitions and filings (including, if required, notification under any other antitrust or competition law), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, as soon as practicable and in no event last than forty-five (45) days after the date of this Agreement, the parties hereto shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices, petitions and filings required to be filed with any Governmental Entity in order to obtain the Requisite Regulatory Approvals.  Each of Purchaser and Company shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Purchaser, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each of Purchaser and Company shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall be deemed to require Purchaser to take any action, or commit to take any action, or agree to any condition or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or third parties that would reasonably be expected to have a Material Adverse Effect on

Company or Purchaser (measured on a scale relative to Company and its Subsidiaries, taken as a whole) or on the expected benefits to be received by Purchaser from the Merger following the Closing, including, for the avoidance of doubt, any determination by a Regulatory Agency or other Governmental Entity that the Bank Merger may not be consummated as contemplated herein (a “Materially Burdensome Regulatory Condition”); provided that, if requested by Purchaser, then Company and its Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Company and its Subsidiaries only in the event the Closing occurs.
(b)Subject to applicable law relating to the exchange of information, Purchaser and Company shall, upon request, furnish each other with all information concerning Purchaser, Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.
(c)Subject to applicable law relating to the exchange of information, Purchaser and Company shall promptly advise each other upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval or other consent or approval will not be obtained or that the receipt of any such approval will be materially delayed. As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board, the CDOB, and the WDOB and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation or any of its Subsidiaries.
6.3Access to Information.
(a)Upon reasonable notice and subject to applicable laws (including Pandemic Measures), the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, personnel and records, and shall cooperate with Purchaser in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Purchaser all other information concerning its business, properties and personnel as Purchaser may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Purchaser nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Purchaser’s or the Company’s, as the case may be, customers, jeopardize the attorney-client privilege or other legal privilege of the party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty, duty of confidentiality or binding agreement entered into prior to the date of this Agreement. The parties hereto will use reasonable best efforts to cooperate and request waivers or make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)Each of Purchaser and Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.3(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated November 14, 2021, between Purchaser and Company (the “Confidentiality Agreement”).
(c)No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.4Shareholder Approval.  Company shall, in accordance with applicable laws, the Company Articles and the Company Bylaws, call, give notice of and convene a meeting of its shareholders (the “Company Meeting”), to be held as soon as reasonably practicable after the date of this Agreement for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger and, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger. In connection with the Company Meeting and the obtaining of the Requisite Company Vote, the Company shall prepare a proxy or information statement in customary, definitive form (including any amendments or supplements thereto, the “Proxy Statement”). The Proxy Statement will comply in all material respects with applicable law. The Board of Directors of Company shall use its reasonable best efforts to obtain from the shareholders of Company the Requisite Company Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby and, upon the request of Purchaser, by engaging a proxy solicitor reasonably acceptable to Purchaser to assist in the solicitation of proxies from the holders of Company Common Stock relating to the Requisite Company Vote.  However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this

Agreement to its shareholders, Board of Directors of the Company may (but shall not be required to) submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of the Company may not take any actions under this sentence unless (i) it gives the Purchaser at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Company in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, and a copy thereof if in writing and any related documentation or correspondence) and (ii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by the Purchaser and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.4 and will require a new notice period as referred to in this Section 6.4.  Company shall adjourn or postpone the Company Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of Company at the Company Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Company of such obligation.

6.5Legal Conditions to Merger.  Subject in all respects to Sections 6.1, 6.3 and 6.12 of this Agreement, each of Purchaser and Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in ARTICLE VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Purchaser or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.6Stock Exchange Listing.  Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.
6.7Employee Benefit Plans.
(a)With respect to any employee benefit plans of the Surviving Corporation or its Subsidiaries in which any employees of the Company and its Subsidiaries who continue to be employed by the Surviving Corporation and its Subsidiaries immediately following the Effective Time (each a “Continuing Employee”) become eligible to participate on or after the Effective Time (the “New Plans”), the Surviving Corporation shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment, out-of-pocket or similar requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for benefit accrual purposes under any employee benefit plan of Purchaser or any of its affiliates that is a defined benefit pension or post-retirement welfare plan or (C) where such service is with respect to a newly established benefit plan of Purchaser for which similarly situated employees of Purchaser do not receive past service credit.
(b)If Purchaser so requests (which request shall be made not less than fifteen (15) days prior to the Effective Time), the Company shall take, or cause a Company Subsidiary to take, any and all actions, to the extent permitted by law and the terms of the applicable Company Benefit Plan, required (including without limitation, the adoption of resolutions by its or its Company Subsidiary’s board of directors and any amendments required by law to the extent required by law prior to the Effective Time) to amend, freeze and/or terminate any or all Company Benefit Plans immediately prior to the Effective Time (as permitted by the terms of the applicable Company Benefit Plan), and, if requested by Purchaser, to implement any such actions. The form and substance of such resolutions and any necessary amendments, if any, required by law shall be subject to the prior review and written approval of Purchaser; and Company shall deliver to Purchaser an executed copy of such resolutions and any necessary amendments that must be in place before the Effective Time as soon as practicable prior to the Closing Date following their adoption by the board of directors of Company or its Company Subsidiary, and Company or its Company Subsidiary shall fully comply with such resolutions and any necessary amendments.

(c)Without limiting the generality of the foregoing Section 6.7(b) hereof and except as contemplated in Section 6.7(e), prior to the Effective Time and notwithstanding any provision of this Agreement to the contrary, Company shall take, or cause a Company Subsidiary to take, any and all actions and adopt such necessary resolutions to terminate, or cause a Company Subsidiary to terminate, the Company 401(k) Plan and the Company ESAP, along with any and all corresponding governing documents and agreements, respectively, effective as of the date immediately preceding the Closing Date and adopt such amendments to the Company 401(k) Plan and the Company ESAP, along with any and all corresponding governing documents and agreements, respectively, to terminate the Company 401(k) Plan and the Company ESAP, along with any all corresponding governing documents and agreements, respectively, and effectuate the provisions of this Section 6.7(c). The form and substance of all such resolutions and amendments shall be subject to the review and approval of Purchaser, which shall not be unreasonably withheld, and Company shall deliver to Purchaser an executed copy of the resolutions and amendment as soon as practicable following their adoption by the board of directors of Company or Company Subsidiary and Company or its Company Subsidiary shall fully comply with such resolutions and amendments. In connection with the termination of the Company 401(k) Plan and the Merger,  Company shall, or shall cause its applicable Company Subsidiary to, provide that (i) all Company 401(k) Plan participant accounts shall be fully vested, and (ii) any contributions due to the Company 401(k) Plan for the period before the Company 401(k) Plan termination date and not yet paid on the Company 401(k) Plan termination date will be contributed by the Company as soon as administratively feasible after the Company 401(k) Plan termination date. As soon as practicable following the termination of the Company 401(k) Plan, Surviving Corporation shall (or shall cause) the account balances in the Company 401(k) Plan to, as elected by participants, either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan of Surviving Corporation (which Surviving Corporation shall permit to the maximum extent permitted by law) or individual retirement account as a participant or beneficiary may direct, including, to the extent the rollover of participant loans from the Company’s 401(k) Plan is permissible under such plan, the rollover of participant loan notes as necessary to prevent the default of participant loans.  Except as contemplated in Section 6.7(e), the Company ESAP, along with any and all corresponding governing documents and agreements, respectively, shall be terminated in compliance with all applicable law and, to the extent determined appropriate by the Company, in its sole discretion, to obtain a release from each participant.
(d)Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any Company Subsidiary or affiliates any right to continue in the employ or service of the Surviving Corporation, Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation,  Company, Purchaser or any Company Subsidiary, Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(e)Any Company employee or other service provider to the Company who has or is party to any employment agreement, severance agreement, change in control agreement, any arrangement under the Company ESAP (including any and all corresponding governing documents and agreements), or any other agreement or arrangement that provides for any payment that may be triggered  by the Merger or the Bank Merger (the “CIC Payment”) will receive the CIC Payment to the extent it is required to be paid under such agreement, provided that, on or before the Closing, Company will take all steps necessary to ensure that in the event that the amounts of the CIC Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of such Code, then the CIC Payment shall be either (i) reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code, or (ii) in the sole discretion of the Company, in the case of any particular arrangement under the Company ESAP, transferred or assigned at least thirty-one (31) days prior the Closing Date to another entity affiliated or related to the Company which is not part of the Merger.  To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code) has the right to receive any payments or benefits that could constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code ), then Company will, prior to the Closing Date, (a) use reasonable best efforts to obtain from each person who Company reasonably believes is, with respect to Company, a “disqualified individual,” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”), so that any remaining payments and/or benefits will not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (b) with respect to each individual who executes such waiver, submit to a vote of holders of the shares of Company entitled to vote on such matters, in the manner intended to satisfy the requirements under Section 280G(b)(5) of the Code, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Treasury Regulation Section 1.280G-1), the right of any such disqualified individual to receive the Waived 280G Benefits. If applicable, Company shall provide drafts of its Section 280G analysis, and such waivers and disclosure and approval materials to Purchaser for its review and comment no later than ten (10) business days prior to soliciting the waivers, and Company shall incorporate all such comments in good faith. If any of the Waived 280G Benefits fail to be approved as contemplated above, such Waived 280G Benefits will not be paid or provided. To the extent applicable, prior to the Closing Date, Company shall deliver to Purchaser evidence reasonably acceptable to Purchaser that either (A) a vote of holders of the shares of Company entitled to vote on such matters was solicited in accordance with the foregoing provisions of this Section 6.7(e) and that either (i) the requisite number of votes of holders of the shares of Company entitled to vote on such matters was obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (ii) the 280G Approval was not obtained, and, as a result, no Waived 280G Benefits will be made or provided, or (B) evidence that at least thirty-one (31) days prior to the Closing, any arrangement under the Company ESAP, along with any and all corresponding governing documents and agreements, were transferred or assigned to another entity affiliated or related to the Company which is not part of the Merger as contemplated by this Agreement. Further, the Company ESAP, along with any and all corresponding governing documents and agreements which are not transferred or assigned, shall be terminated and any all related payment(s) accelerated, in accordance with and subject to the applicable rules under Section 409A of the Code at any time at or before the Closing.
(f)As soon as reasonably practicable following the date of this Agreement, Company and Purchaser shall cooperate and use their commercially reasonable efforts to identify key employees of Company who will be offered a retention bonus prior to the Effective Time from the aggregate retention bonus pool set forth in Section 5.2(f) of the Company Disclosure Schedule that will be paid upon such terms and conditions as the chief executive officers of Purchaser and Company shall mutually agree.
6.8Indemnification; Directors’ and Officers’ Insurance.
(a)From and after the Effective Time, each of Purchaser and the Surviving Corporation shall indemnify and hold harmless each present and former director, officer or employee of Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person, and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the maximum extent as such persons may be indemnified under the laws of the State of Wyoming applicable to the Company or Company Bank, as applicable, and any indemnification agreements in existence as of the date hereof; and Purchaser and the Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the maximum extent as such persons may be permitted advancement of expenses under the laws of the State of Wyoming applicable to the Company or Company Bank, as applicable, and any indemnification agreements in existence as of the date hereof; provided, that, if required, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.
(b)For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, Company, in consultation with, but only upon the consent of Purchaser, may (and at the request of Purchaser, Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c)The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives.  If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.8.
6.9Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Purchaser, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the other party.
6.10Advice of Changes.  Purchaser and Company shall each promptly (but in any event within 48 hours) advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.11Dividends.  After the date of this Agreement, Company shall coordinate with Purchaser with regard to any declaration of any dividends in respect of Company Common Stock and the record date and payment date relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Purchaser Common Stock any such holder receives in exchange therefor in the Merger.
6.12Other Pre-Closing Covenants.  Company agrees that as promptly as is reasonably practicable, but in any event prior to the Closing Date, it will complete each of the following transactions:
(a)Company will acquire for cash all of the outstanding equity interests in Company Bank (“Minority Interest”) that it does not presently own such that the Company will, following such transaction, own 100% of the equity interests of the Company Bank, free and clear of any Liens and preemptive rights, with no personal liability attaching to the ownership thereof. The consideration provided by the Company in acquiring the Minority Interest shall be materially consistent with the economic valuation of Company Bank as indicated by the transactions contemplated by this Agreement. The parties agree that the Company’s failure to comply with the covenant set forth in this Section 6.12(a) before the Closing Date would constitute a material non-performance of its obligations under this Agreement as contemplated by Section 7.2(b);
(b)Each of the assets set forth on Section 6.12(b) of the Company Disclosure Schedule will be divested or sold by the Company or its Subsidiaries, as applicable, and converted to cash as provided on such schedule; and
(c)Company will provide Purchaser with commercially reasonable documentation evidencing each transaction contemplated by this Section 6.12.
6.13Acquisition Proposals. Company agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal, except to notify such person of the existence of the provisions of this Section 6.13; provided, that, prior to the adoption of this Agreement by the shareholders of Company by the Requisite Company Vote, in the event Company receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement and which is expressly assignable to Purchaser, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Company.  Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Purchaser with respect to any Acquisition Proposal.  Company will promptly (within twenty-four (24) hours) advise Purchaser following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal and a copy thereof if in writing and any related documentation or correspondence), and will keep Purchaser apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.  Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.  As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Company and its Subsidiaries or 20% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Company.
6.14Public Announcements.

Company and Purchaser shall each use its reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. The parties hereto agree that any initial press release to be issued with respect to the transactions contemplated hereby shall be in mutually agreed form.

6.15Change of Method.  Company and Purchaser shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Company and Purchaser (including the provisions of ARTICLE I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Purchaser Common Stock received by Company shareholders in exchange for each share of Company Common Stock, (ii) adversely affect the Tax treatment of Company’s shareholders or Purchaser’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Company or Purchaser pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.  The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.
6.16Restructuring Efforts.  If Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including without limitation the amount or kind of the consideration to be issued to holders of the capital stock of Company as provided for in this Agreement, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to Company shareholders for adoption.
6.17Takeover Statutes.  None of Company, Purchaser or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.18Assumption of Company Debt.  Upon the Effective Time (or at the effective time of the Bank Merger for any debt of Company Bank), Purchaser, or Purchaser Bank, as applicable, shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Company or Company Bank, as applicable, under the definitive documents governing the indebtedness and other instruments related thereto set forth on Section 6.18 of the Company Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby.  In connection therewith, (i) Purchaser shall, and shall cause Purchaser Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (ii) Company shall, and shall cause Company Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents and provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time, or the effective time of the Bank Merger, as applicable.
6.19Bank Merger.  Prior to the Effective Time, Company shall use its reasonable best efforts to cooperate with Purchaser, including by causing Company Bank to execute, if requested by Purchaser, such agreements, documents and certificates as are necessary, to effect, the Bank Merger in accordance with the timing determined by Purchaser pursuant to Section 1.8.
6.20Trust Company Subsidiary.  Following the date of this Agreement, upon the request of Purchaser, Company will cause Company Bank to use its commercially reasonable efforts to prepare and file an application for prior approval to organize a Wyoming chartered trust company as a wholly-owned Subsidiary of Company Bank, and Company will consult with Purchaser in connection with the foregoing.  Notwithstanding anything in this Agreement to the contrary, however, (i) the approval of the trust company charter application will not be deemed a “Requisite Regulatory Approval” for purposes of this Agreement, and (ii) neither the approval of any such charter application nor the establishment of such trust company following the receipt of all required regulatory approvals shall be a condition to either party’s obligations to effect the Merger or a basis for delaying the Closing.  The parties acknowledge that there can be no assurances that all required regulatory approvals with respect to the above-described trust company charter application will be received in a timely manner or at all.  Furthermore, all costs and expenses incurred by Company or Company Bank arising out of or related to the matters described in this Section 6.20 will be deemed transaction-related costs and expenses incurred in connection with the Merger.
ARTICLE VII
CONDITIONS PRECEDENT
7.1Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)Shareholder Approval.  This Agreement shall have been adopted by the shareholders of Company by the Requisite Company Vote.
(b)NYSE Listing.  The shares of Purchaser Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on NYSE, subject to official notice of issuance.
(c)Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(d)Shelf Registration Statement.  The Shelf Registration Statement shall be or shall have become effective under the Securities Act and no stop order suspending the effectiveness or use of the Shelf Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.
7.2Conditions to Obligations of Purchaser.  The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:
(a)Representations and Warranties.  The representations and warranties of Company set forth in Section 3.2(a) and Section 3.8(a) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Company set forth in Sections 3.1(a), 3.1(b), 3.2(b), and 3.3(a) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Company or the Surviving Corporation.  Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to the foregoing effect.
(b)Performance of Obligations of Company.  Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.
(c)Federal Tax Opinion.  Purchaser shall have received the opinion of Squire Patton Boggs (US) LLP, in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Purchaser and Company, reasonably satisfactory in form and substance to such counsel.
(d)Resignation of Bank Officers and Directors.  If requested by Purchaser, the Company will obtain the resignations of the officers and directors of the Company Bank, effective as of the Effective Time.
7.3Conditions to Obligations of Company.  The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:
(a)Representations and Warranties.  The representations and warranties of Purchaser set forth in Section 4.2(a), the last sentence of 4.3(a) and Section 4.8 shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Purchaser set forth in Sections 4.1(a), 4.1(b), 4.2(b)and 4.3(a) (other than the last sentence of Section 4.3(a)) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Purchaser set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Purchaser.  Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to the foregoing effect.
(b)Performance of Obligations of Purchaser.  Purchaser shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to such effect.
(c)Federal Tax Opinion.  Company shall have received the opinion of Fenimore Kay Harrison LLP, in form and substance reasonably satisfactory to Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Purchaser and Company, reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Company:
(a)by mutual consent of Purchaser and Company in a written instrument signed by each of Company and Purchaser;
(b)by either Purchaser or Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(c)by either Purchaser or Company if the Merger shall not have been consummated on or before March 31, 2023 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided, however, that if additional time is necessary solely to obtain any Requisite Regulatory Approval, the Termination Date shall be automatically extended until June 30, 2023.
(d)by either Purchaser or Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Purchaser, or 7.3, in the case of a termination by Company, and which is not cured within forty-five (45) calendar days following written notice to Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date); or
(e)by Purchaser, if (i) prior to such time as the Requisite Company Vote is obtained, the Company or the Board of Directors of the Company (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.4, or recommends to its shareholders an Acquisition Proposal other than the Merger, or (B) shall have breached its obligations under Section 6.4 or Section 6.13; or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Purchaser or a Subsidiary thereof), and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected

8.2Effect of Termination.
(a)In the event of termination of this Agreement by either Purchaser or Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Purchaser, Company, any of their respective Subsidiaries or any of the officers, directors, employees, shareholders, agents or representatives of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.3(b)and this Section 8.2 and ARTICLE IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.
(b)
(i)In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to the Board of Directors or senior management of Company or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Company and (A) (x) thereafter this Agreement is terminated by either Purchaser or Company pursuant to Section 8.1(c) and Company shall have failed to obtain the Requisite Company Vote or (y) thereafter this Agreement is terminated by Purchaser pursuant to Section 8.1(d) and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Purchaser, by wire transfer of same day funds, a fee equal to $7,500,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.
(ii)In the event that this Agreement is terminated by Purchaser pursuant to Section 8.1(e), then Company shall pay Purchaser, by wire transfer of same day funds, the Termination Fee on the date of termination.
(c)Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 8.1, the maximum aggregate amount of monetary fees, liabilities or damages payable by Company under this Agreement shall be equal to the Termination Fee, and Company shall not be required to pay the Termination Fee on more than one occasion.  Except in the case of fraud or willful and material breach of this Agreement, the Termination Fee shall be the sole monetary remedy of the Purchaser in the event of a termination of this Agreement specified in such section.
(d)Each of Purchaser and Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against Company for the Termination Fee, Company  shall pay the costs and expenses of Purchaser (including attorneys’ fees and expenses) in connection with such suit.  In addition, if Company fails to pay the amounts payable pursuant to this Section 8.2, then Company shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.  The amounts payable by the Company pursuant to Section 8.2(b) constitute liquidated damages and not a penalty.
8.3Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Company; provided, however, that after adoption of this Agreement by the respective shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
8.4Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the shareholders of Company, there may not be, without further approval of the shareholders of Company, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
HOLDBACK AND INDEMNITY
9.1Escrow of Holdback Amount.  On the Closing Date, Purchaser shall deposit 231,321 shares of Purchaser Common Stock (the “Holdback Amount”), which shall be withheld from the Merger Consideration and deposited into an escrow account (the “Escrow Account”) which shall be established pursuant to an escrow agreement (the “Escrow Agreement”) that is mutually agreeable to Purchaser and Company and is entered into on the Closing Date by and between Purchaser and a mutually agreeable escrow agent (the “Escrow Agent”). The Holdback Amount shall be the sole source of the indemnification obligations of the Company pursuant to, and subject to the terms, conditions and limitations of, this ARTICLE IX. On the Closing Date, Purchaser shall deposit an aggregate of $200,000 of cash, which shall be withheld from the Cash Consideration and deposited into an escrow account designated by the Company Representative pursuant to an escrow agreement in a form mutually agreeable to Purchaser and Company Representative and such mutually agreeable escrow agent (the “Expense Escrow”).  The Expense Escrow will be coterminous with the Escrow

Agreement and be established for the sole purpose of reimbursing Company Representative for his out-of-pocket expenses incurred in the course and scope of his duties under this Agreement and the Escrow Agreement.

9.2Survival of Certain Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except that the representations and warranties contained in Section 3.20, Section 3.28 and Section 3.29 shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date (the “Survival Period”).
9.3Indemnification by Company. Subject to the other terms and conditions of this ARTICLE IX, the Company shall indemnify and defend Purchaser and its affiliates and their respective representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse them for, any and all losses, claim, liabilities, damages (including consequential damages, but only to the extent reasonably foreseeable), fees, costs, penalties, fines or expenses (including reasonable out-of-pocket attorney’s and accountant’s fees and out-of-pocket costs and expenses reasonably incurred in investigating, preparing, defending against, or prosecuting any litigation or claim, action, suit, proceeding, or demand) (a “Loss” or “Losses”) incurred or sustained by, or imposed upon, Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:
(a)the matters set forth on Section 9.3(a) of the Company Disclosure Schedule; or
(b)the matters set forth on Section 9.3(b) of the Company Disclosure Schedule.

No claim for indemnification may be made after the expiration of the Survival Period with respect to any Loss under Section 9.3(a). No later than ten (10) days after the expiration of the Survival Period, Purchaser shall estimate (i) reasonable expected Losses related to unresolved matters that are subject to Section 9.3(b) and (ii) Losses timely claimed by Purchaser Indemnitees pursuant to 9.3(a) to the extent that such matters have not been finally resolved before the expiration of the Survival Period (together, the “Unresolved Claims” and such aggregate estimate being the “Estimate of Unresolved Claims”). The Estimate of Unresolved Claims shall be made in good faith and shall be subject to the good faith agreement of the Purchaser and the Company Representative. The Estimate of Unresolved Claims shall be withheld from the remainder of the Holdback Amount, if any, to be paid pursuant to the Escrow Agreement. In the event a Purchaser Indemnitee is entitled to be indemnified hereunder, such Losses shall be paid solely out of the Holdback Amount pursuant to the procedures set forth in this ARTICLE IX and the Escrow Agreement.

9.4Reserved.

9.5Mitigation. The Purchaser and the Purchaser Indemnitees shall use commercially reasonable efforts to mitigate any Losses that are indemnifiable hereunder, whether by asserting claims against third parties, by qualifying for a benefit that may reduce or eliminate an indemnified matter. In the event that the Purchaser or the Purchaser Indemnitees fails to use commercially reasonable efforts to mitigate any such Losses, then notwithstanding anything else to the contrary contained herein, the Company shall not be required to indemnify a Purchaser Indemnitees for any Loss that would reasonably be expected to have been avoided if the Purchaser Indemnitees had made such efforts.
9.6Certain Limitations. Indemnification payments under Section 9.3 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Purchaser Indemnitees or any of their respective affiliates in respect of any such claim; provided, that the amount of such proceeds or payment actually received shall be net of any other reasonable, documented costs incurred in connection with collecting such proceeds or payment.  Notwithstanding the foregoing, (i) no Loss will be payable from the Holdback Amount unless and until the aggregate amount of the Losses subject to indemnification suffered or incurred by Purchaser Indemnitees equals or exceeds $250,000, in which event only Losses in excess of such amount shall be subject to indemnification under the Holdback Amount, and (ii) the indemnification obligations of the Company hereunder shall be satisfied in all respects upon the delivery or payment to Purchaser Indemnitees of 231,321 shares of Purchaser Common Stock under the Escrow Agreement.
9.7Sole Remedy. The parties acknowledge and agree that Purchaser’s sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation by Company set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE IX.  In furtherance of the foregoing, Purchaser hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the Company and its affiliates and each of their respective representatives arising under or based upon any law, except pursuant to the indemnification provisions set forth in this ARTICLE IX.  Nothing in this Section 9.7 shall limit Purchaser’s right to seek and obtain any equitable relief to which it shall be entitled due to, or to seek any remedy on account of, the fraud of the Company.
9.8Single Recovery. In the event that a particular matter entitles an indemnified person to indemnification pursuant to more than one provision of this ARTICLE IX, such indemnified person shall be entitled to recover a particular dollar amount of Losses associated with such matter only once pursuant to this ARTICLE IX.
9.9Materiality. Notwithstanding anything contained herein to the contrary, for purposes of determining whether there has been a breach or inaccuracy and the amount of Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement shall be determined without regard and without giving effect to the term “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty which has the effect of making such representation or warranty less restrictive (as if such word were deleted from such representation and warranty).

9.10Company Representative. The Company hereby irrevocably constitutes and appoints Thomas A. Biolchini as its lawful attorney-in-fact, as the Company Representative under this Agreement and the Escrow Agreement (the “Company Representative”), with the exclusive authority to act as such hereunder as further provided in this ARTICLE IX.  This power of attorney, and all authority hereby conferred, is irrevocable and will not be terminated by any act of any holder of Company Common Stock or a Certificate or by operation of Law, whether by the liquidation, winding up, sale, death or incapacity of any person or by the occurrence of any other event.  The Purchaser and the Escrow Agent shall be entitled to rely conclusively on the instructions and decisions of the Company Representative as to any actions permitted to be taken by the Company Representative hereunder.  Any and all decisions and actions by the Company Representative under this Agreement shall require the written approval or consent of the Company Representative, as the case may be, until the Company Representative’s death, incapacity or resignation, subject to the last sentence of this Section 9.10.  Thomas A. Biolchini cannot be removed as the Company Representative except for fraud or willful misconduct.  Thomas A. Biolchini may resign as the Company Representative at any time upon no less than seven (7) days’ written notice to the Purchaser, if and only if Thomas A. Biolchini appoints a successor Company Representative, who will have all powers and authorities of the Company Representative hereunder and under the Escrow Agreement. In the event of the death or incapacity of the Company Representative, holders of Certificates shall appoint (by majority vote in accordance with their respective pro rata share of Certificates) a successor Company Representative to act hereunder.
9.11Powers of Company Representative. The Company Representative will have full power and authority to act on behalf of the Company following the Effective Time with respect to all matters under this ARTICLE IX and the Escrow Agreement.  Without limiting the generality of the foregoing, the Company Representative shall have full power and authority to:
(a)assert, settle, litigate and otherwise resolve any and all claims for indemnification under Section 9.3;
(b)interpret all provisions of this Agreement and the Escrow Agreement;
(c)provide payment instructions to the Escrow Agent relating to the payment of all or a portion of the Holdback Amount to Purchaser or any holders of Certificates;
(d)waive any conditions precedent, in whole or in part, under this Agreement; and

(e)consent to the amendment or modification of this ARTICLE IX.

Company Representative will consult with Purchaser in connection with the resolution or conclusion of the matters set forth on Section 9.3(b) of the Company Disclosure Schedule, and no settlement with respect to any such matter shall be effectuated, except with the consent of the Company Representative and Purchaser. Purchaser will cause the insurance policies covering such matters to remain in place until such litigation is resolved (or provide replacement policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured and that provide continuing coverage for such claims).

9.12Reserved.
ARTICLE X
GENERAL PROVISIONS
10.1Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 11:00 a.m. Eastern Standard Time at the offices of Squire Patton Boggs (US) LLP, on a date which shall be no later than the first business day of the month after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in ARTICLE VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other date or time mutually agreed in writing by the parties (the “Closing Date”).
10.2Non-survival of Representations, Warranties and Agreements.  Except (i) for Sections 6.1, 6.6 and 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and (ii) as explicitly set forth in ARTICLE IX, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time.
10.3Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement and all filing and any fees paid to the SEC in connection with the Merger shall be borne equally by Purchaser and Company.
10.4Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.4 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.4, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)if to Company, to:

Bancshares of Jackson Hole, Incorporated
990 West Broadway
Jackson, Wyoming 83002
Attention: Tom Biolchini
Email: tom.biolchini@bfoirish.com

With a required copy (which shall not constitute notice) to:

Fenimore Kay Harrison LLP
812 San Antonio, Suite 600
Austin, Texas 78701
Attention: Chet A. Fenimore
Email: cfenimore@fkhpartners.com

and

(b)if to Purchaser, to:

National Bank Holdings Corporation
7800 East Orchard, Suite 300
Greenwood Village, Colorado 80111
Attention: Angela Petrucci
Email: angela.petrucci@nbhbank.com

With a required copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
201 E. Fourth St., Suite 1900
Cincinnati, Ohio 45202
Attention: James J. Barresi
Email: james.barresi@squirepb.com

10.5Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings or section captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of Company means the actual knowledge after due inquiry of any of the officers of Company listed on Section 10.5 of the Company Disclosure Schedule, and the “knowledge” of Purchaser means the actual knowledge after due inquiry of any of the officers of Purchaser listed on Section 10.5 of the Purchaser Disclosure Schedule.  As used herein, (i) ”business day” means any day other than a Saturday, a Sunday or a day on which banks in Denver, Colorado or Jackson, Wyoming are authorized by law or executive order to be closed, (ii) the term “person“ means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof, (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger and (vi) ”ordinary course” and “ordinary course of business” with respect to either party shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to the Pandemic and the Pandemic Measures.  The Company Disclosure Schedule and the Purchaser Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars.

10.6Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
10.7Entire Agreement.  This Agreement (including the Company Disclosure Schedule and Purchaser Disclosure Schedule and the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
10.8Governing Law; Jurisdiction.
(a)This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles of any jurisdiction that would apply the law of a jurisdiction other than the State of Delaware.
(b)Each party agrees that it will bring any action or proceeding in respect of any claim arising under or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court in Delaware (the “Chosen Courts”), and, solely in connection with claims arising under or related to this Agreement or the transactions contemplated hereby, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.
10.9Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY DIRECTLY OR INDIRECTLY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.
10.10Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.11Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached.  Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
10.12Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
10.13Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, National Bank Holdings Corporation and Bancshares of Jackson Hole Incorporated have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

National Bank Holdings Corporation

By: /s/ G. Timothy Laney_____________
Name: G. Timothy Laney
Title: Chairman, President and CEO

Bancshares of Jackson Hole Incorporated

By: /s/ Thomas A. Biolchini___________
Name: Thomas A. Biolchini
Title: President